Exhibit 99

  Gateway Financial Holdings, Inc. Reports Issuance of $7.0 Million Floating
                           Rate Capital Securities

    ELIZABETH CITY, N.C., July 2 /PRNewswire/ -- Gateway Financial Holdings, Inc. (the "Corporation") (Nasdaq: GBTS), on June 17, 2004, privately issued $7.0 million aggregate liquidation amount of Floating Rate Capital Securities through Gateway Capital Statutory Trust II, a subsidiary of the Corporation formed with the sole purpose of issuing the Capital Securities.
    The securities require quarterly interest payments (subject to certain deferment options), have a maturity date of September 17, 2034, and may be redeemed at the Corporation's option at liquidation value plus accrued but unpaid interest on, or after, September 17, 2009. The securities bear interest at a rate per annum equal to three-month LIBOR plus 265 basis points, floating quarterly. The initial interest rate, in effect until September 17, 2004, is 4.0775%. Based on Federal Reserve Board guidelines, the Corporation believes that the securities will qualify as Tier 1 capital up to 25% of other existing components of Tier 1 capital and any remainder will qualify as Tier 2 capital.
    The Corporation will use the net proceeds for general corporate purposes, including repayment of existing short term debt and the making of capital contributions to Gateway Bank & Trust Co., its wholly-owned banking subsidiary, to support the Bank's growth strategies.
    Gateway Financial Holdings, Inc., headquartered in Elizabeth City, NC, is a financial services holding company with assets of $353 million. It is the parent company of Gateway Bank & Trust Co, a full-service community bank with a total of eleven offices in Elizabeth City (2), Edenton, Kitty Hawk, Plymouth and Roper, North Carolina, and in Chesapeake (2) and Virginia Beach (3), Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary.

    This news release contains forward-looking statements. Actual results might differ materially from those projected in the forward-looking statements for various reasons, including changes in financial markets, regulatory changes, changes in interest rates, and changes in capital or the capital structure of the Corporation. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Corporation's securities filings, including its periodic reports under the Securities Exchange Act of 1934, as amended.

SOURCE  Gateway Financial Holdings, Inc.
    -0-                             07/02/2004
    /CONTACT: D. Ben Berry, President and Chief Executive Officer, or Mark A. Holmes, Senior Executive Vice President and CFO, both of Gateway Financial Holdings, Inc., +1-252-334-1511 /
    (GBTS)

CO: Gateway Financial Holdings, Inc.; Gateway Capital Statutory Trust II; Gateway Bank & Trust Co.
ST:  North Carolina
IN:  FIN
SU: